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                                  NEWS RELEASE
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DATE:          July 18, 1997

CONTACT:       James D. Rose, President

TELEPHONE:     (505) 324-9542

                        FIRST PLACE FINANCIAL CORPORATION

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chief executive officer, reported today that First Place Financial Corporation recently declared a regular quarterly dividend of $.35 per share, bringing total dividends declared for the first two quarters of 1997 to $.70 per share compared to $.64 per share in 1996, an increase of $.06, or 9.4%.

     Ledbetter also reported that First Place Financial Corporation had net income of $2,404,000 for the quarter ending June 30, 1997. "After adjusting for the $129,000 loss on the sale of investment securities, this compares very favorably with the $2,454,000 we earned in the same period last year," said Ledbetter. Year-to-date net income was $4,702,000 for the first six months of 1997 compared to $4,940,000 for the same period last year.

     According to James D. Rose, president and chief operating officer, "the company continues to experience strong growth in all three of the markets we're in. Total assets of First National Bank of Farmington have increased $66 million, or 11.1%, in the past twelve months, Burns National Bank of Durango, Colorado has grown $24 million, or 20.1%, and Western Bank, Gallup has grown by over $9 million, or 24.2%." Total assets at June 30, 1997 were $843,225,000, an increase of $102,865,000, or 13.9%, over the prior year.

     At June 30, 1997, First Place had total stockholders' equity of $68,451,000 compared to $60,100,000 in 1996, an increase of $8,351,000, or
13.9%.